Exhibit 10.1

CONTINGENT EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this          day of           , 20      , by and between THE MANITOWOC COMPANY, INC., a Wisconsin corporation (together with its subsidiaries and any upstream parent company that in the future may control The Manitowoc Company, Inc. referred to herein as the “Company”) and                                               , (the “Employee”).

RECITALS

WHEREAS, sudden takeovers, acquisitions or changes of control of domestic corporations have occurred frequently in recent years, and current conditions may contribute to the continuation or acceleration of this trend; and

WHEREAS, the possibility of a sudden takeover, acquisition or change of control can create uncertainty of employment and may distract and/or cause the loss of valuable Company officers, to the detriment of the Company and its shareholders; and

WHEREAS, it is believed that the detriment described can be substantially reduced by agreement on the terms hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, IT IS AGREED

1.             Continued Employment.

(a)           If a “Change of Control” (as defined below) of the Company occurs when the Employee is employed by the Company, the Company will continue thereafter to employ the Employee, and the Employee will remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for a period of three (3) years following the date of such change (the “Employment Period”).

(b)           As used herein, the phrase “Change of Control” of the Company means the first to occur of the following with respect to the Company or any upstream holding company:

(i)            Any “person,” as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of the Company’s then outstanding securities.  Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Company’s Common Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Company’s Common Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

(iii)          The Company or any subsidiary sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds 50% of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where stockholders of the Company retain ownership of the transferred assets proportionate to their prorata ownership interest in the Company shall not be deemed a “Change of Control;”

(iv)          The Company dissolves and liquidates substantially all of its assets;

(v)           At any time after the date of this Agreement when the Continuing Directors cease to constitute a majority of the Board of Directors of the Company.  For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the date of this Agreement constitute the Board; and (B) any new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) of this paragraph 1(b) of this Agreement) whose appointment to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the then-serving Continuing Directors; or

(vi)          A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement and all other similar contingent employment agreements of the Company.

2.             Duties.  Unless otherwise agreed by the Company and Employee, during the Employment Period the Employee shall be employed by the Company in the same position/ offices as those which the Employee held on the date of the Change of Control of the Company.  In such employment the Employee’s duties and authority shall consist of and include all duties and authority customarily performed and held by a person holding an equivalent position with a corporation of similar nature and size, as such duties and authority related to such position are reasonably defined and delegated from time to time by the Board of Directors of the Company.  However, no change of the Employee’s location of employment outside a 50-mile radius from his place of employment as of the date of this Agreement (or any other location later consented to by the Employee), or in the Employee’s title, shall be made without the prior written consent of the Employee.  The Employee shall have the powers necessary to perform the duties assigned and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in light of the duties assigned (but in no event, in any case, smaller in quantity or size or inferior in quality than that being furnished to the Employee on the date of the Change of Control of the Company).

The Employee shall devote his entire business time, energy and skills to such employment while so employed, but the Employee shall not be required to devote more than an average of approximately 40 hours per calendar week to such employment.  The Employee may participate in civic or charitable activities which do not adversely affect his ability to carry out his responsibilities hereunder.  The Employee shall be entitled to a minimum of three weeks (fifteen working days) of paid vacation annually, or such greater amount as shall be customarily allowed to the Employee during the fiscal year of the Company prior to the fiscal year in which the Change of Control of the Company shall occur.  The Employee shall have the sole discretion to determine the time and intervals of such vacation.

3.             Compensation.  While employed under this Agreement, the Employee shall be compensated as follows:

(a)           The Employee shall receive a salary equal to his salary as in effect as of the date of the Change of Control of the Company, subject to adjustment as hereinafter provided.

(b)           The Employee shall be reimbursed for any and all monies advanced in connection with his employment for reasonable and necessary expenses incurred by him on behalf of the Company.

(c)           The Employee shall be included to the extent eligible thereunder in any and all plans providing benefits for the Company’s employees, including but not limited to group life insurance, hospitalization, medical, retiree health and pension, and shall be provided any and all other benefits and perquisites made available to other employees of comparable status, at the expense of the Company on a comparable basis.  The Employee shall be deemed eligible for retiree health if he is a participant in the Company’s retiree health plan and qualifies on the basis of years or service (regardless of his age).

(d)           The Employee shall be permitted to participate in any restricted stock plans, stock option plans or other stock benefit plans as the Company establishes and maintains from time to time for its officers and employees.  The Employee’s participation level in such stock plans shall be consistent with the participation level of other officers and employees of the Company who have positions, duties and responsibilities comparable to the Employee.

(e)           The Employee shall be included in all profit sharing, bonus, deferred compensation, split dollar life insurance, and similar or comparable cash incentive bonus plans customarily extended by the Company to corporate officers and key employees of the Company.  The Employee shall be entitled to participate in cash incentive bonuses and profit sharing under such plans which are consistent with the bonuses and profit sharing received under such plans by other employees and officers of the Company who have positions, duties and responsibilities comparable to those of the Employee provided that such plans and bonus opportunity shall be no less favorable to the Employee than the plans and bonus opportunity that existed immediately prior to the Change of Control.

4.             Annual Compensation Adjustments.  At least annually during the Employment Period, the Board of Directors of the Company or an appropriate committee thereof, in accordance with past practice, will consider and appraise the contributions of the Employee to the Company’s operating efficiency, growth, production and profits, and the Employee’s compensation rate shall be eligible for increase based upon Employee’s contributions to the Company and the increases provided to other corporate officers and key employees generally and as the scope and success of the Company’s operations or the Employee’s duties expand.

5.             Disability.  If, during the Employment Period, the Employee shall become disabled by sickness or otherwise so that he is unable to perform the regular duties of his employment on a full-time basis, the Company shall pay him commencing on the date of the disability and continuing for the first six months thereafter, as sick pay, his normal salary and all benefits as described in paragraph 3 hereof.  If the disability continues beyond six months, then the payment of the Employee’s normal salary shall be suspended during the period of disability.  During the term of his disability, and until the expiration of the Employment Period, the Employee shall continue to receive customary fringe benefits as provided in paragraphs 3(c) and 3(d) above.  The obligation to provide the foregoing disability benefits shall survive the termination of this Agreement provided the disability was incurred before termination.  If the disability terminates prior to the end of the Employment Period, the Employee may elect to return to full-time employment under this Agreement in which case this paragraph shall apply to all subsequent short or long term disabilities.

To determine whether the Employee is disabled for the purposes of this paragraph, either party may from time to time request a medical examination of the Employee by a doctor appointed by the Company, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether or not the Employee has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by the Company.

6.             Retirement.  If, during the Employment Period, the Employee shall deliver to the Company a statement signed by him stating that the Employee voluntarily chooses to retire early from the Company, or if the Employee shall reach the age of 65, or shall with the mutual agreement of the Company agree in writing on early retirement, then this Agreement shall terminate on the effective date of such event and the terms of the Company’s retirement policies or such mutual agreement shall immediately become effective.

7.             Termination Other Than for Cause.

(a)           At any time during the ninety (90) calendar day period commencing on the date of completion of the transaction or series of related transactions causing the occurrence of a Change of Control (the “Trial Period”), the Employee shall have the right to elect to terminate his employment under this Agreement for any reason or no reason at all and shall thereupon be entitled to the benefits and a severance payment as set forth in paragraph 7(c) below, however the payments as described in paragraphs 7(c)(iii) and 7(c)(iv) shall be reduced by one-half (50%) in the event the Employee terminates his employment pursuant to this paragraph 7(a) without Good Reason.

(b)           If during the Employment Period the Employee shall elect to terminate his employment under this Agreement for Good Reason, he shall thereupon be entitled to the benefits and a severance payment as set forth in paragraph 7(c) below.  For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following:  (i) a material diminution in Employee’s position or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s position or title as described in paragraph 2; (ii) a material diminution in Employee’s base salary or incentive/bonus opportunities; (iii) a change of more than fifty (50) miles from the location of his principal place of employment on the date of the Change of Control of the Company; or (iv) a material breach by the Company of any of its obligations under this Agreement, or (v) any successor to the principal business of the Company (whether by merger, purchase of assets, liquidation or otherwise) as described in paragraph 12 fails or refuses to assume the Company’s obligations under this Agreement.  Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless Employee gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s notice.

(c)           If during the Employment Period the Employee’s employment hereunder shall be terminated (1) by the Company for any reason other than the reasons set forth paragraphs 5, 6, 8 or 9 of this Agreement, or (2) by the Employee pursuant to paragraph 7(a) or 7(b) above, thereafter the Employee shall be entitled to participate in group life, hospitalization and medical insurance described in paragraph 3(c) hereof, for the lesser of (i) the remainder of the Employment Period (provided that if the Employee would be eligible to participate in the Company’s retiree health plan (based on years of service without regard to age) if he had retired as of the termination date, he shall be entitled to participate in such retiree health plan upon such termination), or (ii) the number of years (including partial years) until the Employee reaches the age of 65, and, no later than thirty (30) calendar days following such termination, the Company shall pay to the Employee or his personal representative a severance payment in an amount equal to the sum of the following:

(i)            The Employee’s annual base salary through the date of the termination of employment to the extent not theretofore paid; plus

(ii)           All deferred salary (including “bank” balances in the Company’s incentive compensation plans), profit sharing, bonuses and other compensation earned by the Employee (whether vested or unvested or subject to any other contingencies) during the course of his employment with the Company prior to the termination of his employment; plus

(iii)          The Employee’s base salary for the lesser of (i) the portion of the Employment Period remaining unexpired as of the termination date, or (ii) the number of years (including partial years) from the Employee’s termination date until the Employee reaches the age of 65  (subject to the 50% reduction if the termination is pursuant to paragraph 7(a)).  For this purpose, the Employee’s base salary shall be his base salary as in effect immediately prior to the termination of employment.  For any fraction of a year included in the unexpired portion of the Employment Period, the Employee’s base salary shall be prorated based upon a 365-day year; plus

(iv)          Incentive bonus compensation for the current fiscal year of the Company during which the termination of employment occurs and for the lesser of (i) all subsequent fiscal years of the Company thereafter which are included in whole or in part in the portion of the Employment Period remaining unexpired as of the termination date, or (ii) the number of years (including partial years) from the Employee’s termination date until the Employee reaches the age of 65 (subject to the 50% reduction if the termination is pursuant to paragraph 7(a)).  The amount of the cash incentive bonus for any partial fiscal year included in the balance of the Employment Period shall be prorated based on a 365-day fiscal year.  The amount of the annual bonus to be applied in calculating the incentive compensation payment shall be the average of the annual cash incentive bonuses earned by the Employee (whether such incentive bonuses were paid in the year earned or deferred for payment in subsequent years) under all short and long-term cash incentive bonus plans maintained by the Company in which the Employee participated during the Company’s latest three consecutive fiscal years ended prior to the termination of the Employee’s employment.  If the Employee has been employed by the Company for less than three complete fiscal years prior to the date of the termination of his employment, then the amount of the annual bonus for purposes of computing these payments shall be based upon the average of the bonuses earned by the Employee during such smaller number of complete fiscal years during which he was employed by the Company prior to the date of the termination of his employment.  If the Employee has not been employed for even one complete fiscal year prior to the date of the termination of his employment, then his annual bonus for purposes of computing this payment shall be calculated by prorating the bonus earned by the Employee for the portion of the Company’s most recently completed fiscal year during which the Employee was employed, as though the Employee had been employed for such full fiscal year.  Such proration shall be calculated based upon a 365-day fiscal year.

(d)           If during the six month period prior to a Change of Control, the Employee’s employment with the Company is terminated and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the Employee shall, effective as of the date of termination, (and subject to paragraph 7(e) below) be entitled to participate in group life, hospitalization and medical insurance described in paragraph 3(c) hereof, for a period of three years following the date of termination (provided that if the Employee would be eligible to participate in the Company’s retiree health plan (based on years of service without regard to age) if he had retired as of the termination date, he shall be entitled to participate in such retiree health plan upon such termination), and, no later than thirty (30) calendar days following such Change of Control, the Company shall pay to the Employee or his personal representative a severance payment in an amount equal to the sum of the following:

(i)            The Employee’s annual base salary through the date of the termination of employment to the extent not theretofore paid; plus

(ii)           All deferred salary (including “bank” balances in the Company’s incentive compensation plans), profit sharing, bonuses and other compensation earned by the Employee (whether vested or unvested or subject to any other contingencies) during the course of his employment with the Company prior to the termination of his employment; plus

(iii)          An amount equal to the Employee’s annual base salary times the lesser of (i) three, or (ii) the number of years (including partial years) from the Employee’s termination date until the Employee reaches the age of 65.  For this purpose, the Employee’s annual base salary shall be his annual base salary as in effect immediately prior to the termination of employment; plus

(iv)          An amount equal to the Employee’s annual incentive bonus compensation times the lesser of (i) three, or (ii) the number of years (including partial years) from the Employee’s termination date until the Employee reaches the age of 65.  The amount of the annual incentive bonus to be applied in calculating the incentive compensation payment shall be the average of the annual cash incentive bonuses earned by the Employee (whether such incentive bonuses were paid in the year earned or deferred for payment in subsequent years) under all short and long-term cash incentive bonus plans maintained by the Company in which the Employee participated during the Company’s latest three consecutive fiscal years ended prior to the termination of the Employee’s employment.  If the Employee has been employed by the Company for less than three complete fiscal years prior to the date of the termination of his employment, then the amount of the annual bonus for purposes of computing these payments shall be based upon the average of the bonuses earned by the Employee during such smaller number of complete fiscal years during which he was employed by the Company prior to the date of the termination of his employment.  If the Employee has not been employed for even one complete fiscal year prior to the date of the termination of his employment, then his annual bonus for purposes of computing this payment shall be calculated by prorating the bonus earned by the Employee for the portion of the Company’s most recently completed fiscal year during which the Employee was employed, as though the Employee had been employed for such full fiscal year.  Such proration shall be calculated based upon a 365-day fiscal year.

(e)           If it shall be impossible or impracticable for the Employee to participate directly in certain programs or plans specified in subparagraph (c) or (d) above, then the Company shall provide, at the Company’s expense, for the provision to the Employee of benefits as nearly as possible identical to, and in no event less beneficial to the Employee than, those which would be provided to the Employee through direct participation or providing a cash payment(s) economically equivalent in value to such benefits.

(f)            If it is determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are referred to collectively as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) as necessary so that, on an after-tax basis, the amount he retains is the same as though no Excise Tax applied.  In particular, the amount of the Gross-Up Payment shall be calculated so that, after payment by the Employee of all Excise Taxes on the initial Payment(s) and all income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed on the

Gross-Up Payment, the Employee retains (in addition to the net after-tax amount of the initial Payment) an amount of the Gross-Up Payment equal to the Excise Taxes imposed upon the initial Payment(s).  Notwithstanding the foregoing provisions of this paragraph 7(f), if it shall be determined that the Employee is entitled to the Gross-Up Payment, but that the value of all Payments (as determined under Code Section 280G) does not exceed one hundred ten percent (110%) of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Employee and the amounts payable under this Agreement shall be reduced so that the value of all Payments (as determined under Code Section 280G), in the aggregate, equals the Safe Harbor Amount.  For the purposes of this Agreement, the term “Safe Harbor Amount” shall mean three times the Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under paragraph 7(c)(iii), unless an alternative method of reduction is elected by the Employee, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Employee.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.

(g)           Subject to the provisions of paragraph 7(h), all determinations required to be made under this paragraph 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this paragraph 7, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph 7(h) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(h)           The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)            Give the Company any information reasonably requested by the Company relating to such claim;

(ii)           Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)          Cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)          Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph 7(h), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(v)           If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 7(h), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of paragraph 7(h)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(i)            If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 7(h), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(j)            In the event that any Payment to Employee pursuant to this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any comparable successor provision), the Company shall be entitled to withhold any such excise tax as required by applicable law, together with any other amounts required to be withheld under any applicable federal or state law.

8.             Termination for Cause.  Employee agrees that this Agreement may be terminated by the Company at any time for cause, which shall mean only conviction based upon the commission of a felony or becoming the subject of a final nonappealable judgment of a court of competent jurisdiction holding that the Employee is liable to the Company for damages for obtaining a personal benefit in a transaction adverse to the interests of the Company.  The Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that the Employee was guilty of conduct constituting cause for termination as set forth in this paragraph 8 and specifying the particulars thereof in detail.  In the event this agreement is terminated for cause, the Employee shall forfeit his right to any and all benefits he would otherwise have been entitled thereafter to receive under the Agreement, but shall not forfeit his right to benefits accrued up to and including the date of termination.

9.             Death of Employee.  Upon the death of the Employee during the Employment Period, the payment of base compensation as provided in subparagraph 3(a) shall continue through the last day of the month in which death occurs, and bonuses for the year in which death occurs shall be prorated on the basis of the number of months elapsed during the fiscal year as of such day.  The other rights and benefits of the Employee (or his personal representative) shall be as determined under the applicable programs and plans of the Company covering the Employee at death.

10.           Stock Options and Restricted Shares.  Upon the occurrence of a Change of Control of the Company, all stock options shall be fully vested and exercisable and all restrictions upon unconditional receipt by Employee of shares of stock or other securities of the Company granted under any restricted stock or other compensation plan shall immediately be removed, and such shares shall vest in and be distributed immediately to Employee.  The Company covenants and agrees to take such steps (including amendment of any existing plan) to insure that all such plans shall allow or provide for such vesting and distribution.

11.           Noncompetition.

(a)           Scope of Noncompetition. In the event that the employment of the Employee is terminated pursuant to paragraph 7 prior to the expiration of the Employment Period such that the Employee receives the payments and benefits referred to in paragraph 7(c) or 7(d), the Employee agrees that he will not, for the Noncompetition Period (as hereinafter defined):

(i)            Render services, directly or indirectly, to any “Competitor” (other than the acquisition of an equity interest in a corporation or other entity registered under the Securities Exchange Act of 1934, as amended, not requiring the filing of a Schedule 13D or Schedule 13G or any successor schedules or forms) in connection with the development, manufacture, distribution, sale, merchandising or promotion of any “Competitive Product” or “Competitive Service.”  “Competitor” means any corporation, person, firm or organization or division or part thereof engaged in or about to become engaged in research and development work on or the production and/or sale of any Competitive Product or Competitive Service in any country in which the Company or any of its affiliates sold a product or service to a customer within the two-year period ending on the effective date of the termination of Employee’s employment with the Company.  “Competitive Product” or “Competitive Service” means a product or service, as the case may be, made, offered, sold or provided by a Competitor, which is the same as, functionally equivalent to, or otherwise directly competitive with one made, offered, sold or provided by the business units of the Company over which the Employee had a material supervisory or management role.

(ii)           Engage either directly or indirectly, in any country in which the Company or any of its affiliates sold a product or service to a customer within the two-year period ending on the effective date of the termination of Employee’s employment with the Company for himself or as an investor in the development, manufacture, purchase or sale of any Competitive Product or Competitive Service.

(b)           Noncompetition Period.  For purposes of this paragraph 11, the term “Noncompetition Period” means the period beginning on the effective date of the termination of Employee’s employment with the Company and continuing for (i) the lesser of two years or the unexpired term of the Employment Period in the case of a severance payment made pursuant to paragraph 7(c), or (ii) two years in the case of a severance payment made pursuant to paragraph 7(d).

(c)           Survival.  The noncompetition covenant in this paragraph 11 shall survive the termination of the Employee’s employment.

(d)           Notification to the Company.  If the Employee notifies the Company of the occupation the Employee proposes to take up after termination of employment with the Company and furnishes the Company such written or oral information as it may reasonably request concerning such proposed occupation, the Company agrees to notify the Employee promptly, and in any event, within fourteen (14) business days after receipt of the requested information, whether or not the Company considers such occupation, based on the information so furnished or derived from its independent investigation, to come within the provisions of this Section and, if the Company considers such occupation to come within the provisions of this Section, whether the Company will waive any of the provisions thereof.

(e)           Remedies.  In addition to other remedies provided by law or equity, upon a breach by the Employee of any of the covenants contained in this paragraph 11, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against the Employee prohibiting any further breach of the covenants contained herein.  The parties further agree that the services to be performed hereunder are of a unique, special, and extraordinary character.  Therefore, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages or such other relief as the Company may elect to pursue.  Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which the Company may have.

12.           Enforceability.  The parties agree that nothing in this Agreement shall in any way abrogate the right of the Company and the Employee to enforce by injunction or otherwise the due and proper performance and observance of the several covenants herein contained to be performed by the Employee or the Company or to recover damages for breach thereof.

13.           Successors and Assigns.  If the Company sells, assigns or transfers all or substantially all of its business, assets or earning power to any person, or if the Company merges into or consolidates or otherwise combines with any person which is the continuing or successor entity, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  In case of such assignment by the Company and of assumption and agreement by such person(s), all further rights as well as all other obligations of the Company under this Agreement thenceforth shall cease and terminate.  All rights of Employee hereunder shall inure to the benefit of the Employee and his heirs and personal representatives.  Other than as specifically provided in this paragraph 13, neither the Company nor Employee may assign any rights or obligations hereunder without the express written consent of the other party.

14.           Termination Prior to Change of Control.  Except as described herein in the event of a Change of Control, this Agreement is not intended to vest in Employee any right to continued employment by Company.  Absent such a Change of Control and unless specifically established otherwise by agreement between the Company and Employee, Employee’s employment status with the Company is one of employment at-will.

15.           Supplemental Agreement.  This Agreement supersedes any previously existing Contingent Employment Agreement of like nature between the Company and the Employee; however, this Agreement supplements, and is not an amendment to or in derogation of, any other agreement between the Company and the Employee relating to employment or the terms and conditions thereof.  No person, other than such person as may be designated by the Board of Directors of the Company, shall have any authority on behalf of the Company to agree to modify or change this Agreement.  Notwithstanding the foregoing, this Agreement supersedes and replaces any contingent employment agreement entered into between the Employee and the Company prior to the date of this Agreement which addresses terms of employment, compensation and severance benefits that would become available to the Employee in the event of a change of control of the Company, as that term may be defined in such other contingent employment agreement.  Accordingly, any such other contingent employment agreements shall be deemed terminated and of no further force or effect.

16.           Section 409A.  This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A. To the extent Employee is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

17.           Governing Law, Severability.  This Agreement is to be governed by and construed under the internal laws of the State of Wisconsin.  If any provision of this Agreement shall be held invalid and unenforceable for any reason, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE MANITOWOC COMPANY, INC.

By:
Name:
Title:

EMPLOYEE:

Name: